Exhibit 99

FOR IMMEDIATE RELEASE

For More Information:	David Achterkirchen
Corporate Secretary, Siliconix incorporated
(NASDAQ NMS: SILI)
(415) 732-3717

Siliconix Announces Appointment of Committee of Independent Directors in Connection with Vishay Proposal to Purchase Outstanding Siliconix Shares

SANTA CLARA, Calif. (BusinessWire)—March 8, 2005--Siliconix incorporated (Nasdaq: SILI), an 80.4% owned subsidiary of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that in anticipation of receipt of the proposed offer by Vishay to acquire all the outstanding shares of Siliconix that it does not currently own, the Siliconix Board of Directors has appointed a committee of two independent directors, Hanspeter Eberhardt and Timothy Talbert, to consider and evaluate the proposed offer by Vishay.  Once the offer is received, this committee is authorized to engage separate legal counsel and financial experts to assist it, to solicit a fairness opinion and any other customary advice under the circumstances, and to consider possible alternatives to the Vishay proposal.  The committee will report its findings and make final recommendations to the Siliconix Board of Directors.

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company’s facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company’s products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.